                                                                     Exhibit 4.4


                              Hyland Software, Inc.
                              ---------------------

                        Public Offering of Common Shares
                        --------------------------------

                                                             May 17, 2004

Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC
Friedman, Billings, Ramsey & Co., Inc.
KeyBanc Capital Markets,
a division of McDonald Investments Inc.
As Representatives of the several Underwriters, c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Lanes and Gentlemen:

         This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement"), between Hyland Software, Inc., an Ohio corporation (the "Company"), and the Underwriters to be named therein (the "Underwriters"), relating to an underwritten public offering of Common Shares (the "Offering"), without par value (the "Common Shares"), of the Company.

         In order to induce you and the other Underwriters to enter into the Underwriting Agreement, for the period commencing on the date hereof and ending 180 days after the date of the Underwriting Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc., directly or indirectly:

         (a) offer, sell, contract to sell, pledge or otherwise dispose of any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock;

         (b) enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock;

         (c) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of
                  Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock; or

         (d) publicly announce an intention to effect any transaction described in (a), (b) or (c) with respect to any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock.

         In addition, in the event that either (x) during the last 17 days of the 180-day period referred to above, the Company issues an earnings release or
(y) prior to the expiration of such 180-day period, the Company announces that it will release earnings results during the 17-day period beginning on the last day of such 180-day period, the restrictions described above shall continue to apply until the expiration of the 17-day period beginning on the date of the earnings release.

         Notwithstanding the foregoing, you agree that the undersigned may transfer Common Shares to any of the undersigned's affiliates and may sell Common Shares to the Company pursuant to the Share Repurchase Agreement dated May 17, 2004.

                  If for any reason (i) the registration statement related to the Offering is not filed with the Securities and Exchange Commission (the "SEC") on or prior to June 30, 2004, (ii) the registration statement relating to the Offering is withdrawn after filing with the SEC or (iii) the Underwriting Agreement is not executed on or prior to December 31, 2004, you may terminate the agreement set forth above by delivering a written termination notice to Citigroup Global Markets Inc. If for any reason the Underwriting Agreement shall be terminated after execution and prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall be automatically terminated.

                                           Yours very truly,

                                           RECALL TOTAL INFORMATION
                                             MANAGEMENT, INC.


                                           By    /s/ Al Trujillo
                                              -------------------------
                                           Name:    Al Trujillo
                                           Title:   CEO and President
                                           Address: One Recall Center
                                                    180 Technology Center
                                                    Norcross, GA 30092



                                       2